Exhibit 3.2

                     STATEMENT OF CHANGE OF REGISTERED
                      OFFICE AND REGISTERED AGENT OF
                        CARRINGTON LABORATORIES, INC.

      Pursuant to the provisions of the Texas Business Corporation Act, the undersigned corporation (the "Corporation"), organized under the laws of the State of Texas, submits the following Statement for the purpose of changing its registered office and registered agent in the State of Texas:

       1.    The name of the Corporation is CARRINGTON LABORATORIES, INC


       2.    The   post  office  address  of  the  Corporation's   present
  registered office, prior to the filing of this statement, is 2001 Walnut Hill Lane, Irving, Texas 75038.

       3.    The  post  office   address  to   which  the   Corporation's
  registered office is to be changed is 350 N. St. Paul Street, Dallas, Texas 73201.

       4. The name of the Corporation's present registered agent is Clinton H. Howard.

       5. The name of the Corporation's successor registered agent is C T Corporation System.

       6. The post office address of the Corporation's registered office and the post office address of the business office of its registered agent, as changed, will be identical,

       7. The above changes of the Corporation's registered office and registered agent were authorized by the Board at Directors of the Corporation,

       IN WITNESS WHEREOF, the Corporation has caused this statement to be executed in its name and on its by the undersigned duly authorized officer on February 18th, 1991.

                       CARRINGTON LABORATORIES, INC.

                                  By  /s/ Dennis F.  Willson
                                      ----------------------
                                      Dennis F.  Willson
                                      Executive Vice President